Exhibit 23.3

CONSENT OF LEGAL COUNSEL

We consent to the reference to our firm under the caption “Legal Matters” and to the incorporation by reference of our legal opinion dated July 9, 2020, included in the Registration Statement (Form S-1) and related Prospectus of Akerna Corp.

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP

Denver, Colorado

January 7, 2021